Exhibit 10.32

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is made as of this 29th day of May, 2026 by and between Thunder Power Holdings. Inc., a Delaware corporation, having a place of business at 221 W 9th St #848, Wilmington, Delaware 19801 (“Grantor”) and Wellen Sham and Ling Houng Sham (whose name also appears in certain promissory notes as “Sham Ling Houng” and “Mrs. Ling Houng Sham”) (together, “Secured Parties”).

WHEREAS, the Grantor has executed and delivered to Secured Parties certain promissory notes and other obligations listed on Schedule A attached hereto, as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, including by any allonge (collectively, together with all other obligations of Grantor and its Affiliates to either or both Secured Parties, the “Secured Obligations”);

WHEREAS, the Grantor has agreed to secure the Secured Obligations as further set forth herein;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. All capitalized terms used herein or in any certificate, report or other document delivered pursuant hereto shall has the meanings assigned to them below or as defined in the Secured Obligations or in the Uniform Commercial Code as adopted in the State of New York (the “NY Code”). “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

Section 2. Grant. To secure the payment and performance of the Secured Obligations, Granter hereby assigns and pledges to the Secured Parties a continuing security interest in and to the following Collateral (the “Collateral”), and each item thereof, whether now owned or now due, or in which the Gran tor has an interest, or hereafter acquired, arising, or to become due, or in which Granter or either of them obtain an interest:

i. all Accounts;

ii. all Chattel Paper;

iii. all Documents;

iv. all Equipment;

v. all Fixtures;

vi. all General Intangibles;

vii. all Goods and all Accessions thereto, and Goods with which the Goods are commingled;

viii. all Instruments;

ix. all Inventory;

x. all Investment Property;

xi. all Money, cash or cash equivalents;

xii. all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

xiii. all Deposit Accounts with any bank or other financial institution;

xiv. all Commercial Tort Claims;

xv. all intellectual property;

xvi. all personal property not otherwise described above; and

xvii. all books and records pertaining to the Collateral.

together with all proceeds (including but not limited to insurance proceeds), products and accessions, and any cash or properly received in exchange therefor, or to which Grantor is or may become entitled to receive on account of the Collateral.

Section 3. Representations, Warranties and Covenants. Grantor makes the following representations and warranties, and agrees to the following covenants, each of which representations, warranties and covenants shall be continuing and in force as long as this Agreement is in effect:

(a) The name and address of the Grantor set f01th on the first page hereof is the true and correct legal name and address of such Grantor as set forth in the Grantor’s organizational documents.

(b) The Grantor is the lawful owner of the Collateral free and clear of all security interests, liens and encumbrances and claims of others.

(c) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action, corporate or otherwise of Grantor.

(d) This Agreement, together with the filing of Uniform Commercial Code financing statements in the appropriate offices or the execution of appropriate account control agreements, as the case may be, creates a valid and continuing first lien on and perfected security interest in the Collateral, prior to all other liens or encumbrances, and is enforceable as such against creditors of the Grantor to the extent provided by the Uniform Commercial Code and applicable law.

(e) The Grantor will not sell, grant, assign or transfer any interest in, or permit to exist any liens or encumbrances on, any of the Collateral other than in favor of the Secured Parties; provided, however, that the Grantor may sell, transfer, or otherwise dispose of any of the Collateral in the ordinary course of its business. The Grantor shall defend its title to and the Secured Parties’ interest in the Collateral against all claims (other than claims that in the judgment of the Grantor are not material to the value of the Collateral taken as a whole) and take any action necessary to remove any liens and defend the right, title and interest of the Secured Parties in and to any of the Grantor’s rights in the Collateral.

(f) Upon the written request of either Secured Party, and at the sole expense of the Grantor, the Grantor will promptly execute and deliver such further instruments and documents and take such further actions as the applicable Secured Party may reasonably deem necessary to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing of any financing statement under the Uniform Commercial Code covering the Collateral. The Grantor authorizes each Secured Party to file any such financing statement with regard to the Collateral without the signature of the Grantor to the extent permitted by applicable law, and to file a copy of this Agreement in lieu of a financing statement. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such Agreement or instrument shall be promptly delivered to the Secured Parties, duly endorsed in a manner reasonably satisfactory to it.

Section 4. Notices and Reports Pertaining to Collateral. The Grantor will, with respect to the Collateral:

(a) promptly furnish to the Secured Parties, from time to time upon request, reports in form and detail reasonably satisfactory to the Secured Parties; and

(b) promptly notify the Secured Parties upon obtaining knowledge of any lien or encumbrance asserted against the Collateral, including any attachment, levy, execution or other legal process levied against any of the Collateral, and of any information received by the Grantor relating to the Collateral that would reasonably be expected to materially adversely affect the value of the Collateral taken as a whole or the rights and remedies of the Secured Parties with respect thereto.

Section 5. Set-off Rights. Regardless of the adequacy of any Collateral or any other means of obtaining repayment of the Secured Obligations, the Secured Parties may at any time and from time to time during the continuation of an Event of Default, without notice to the Grantor (any such notice being expressly waived by the Grantor) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from either Secured Party to Grantor or subject to withdrawal by Grantor and any other property and securities at any time in the possession or control of either Secured Party against any sums due to Secured Parties by Grantor, whether or not the Secured Parties shall have made any demand therefor and although such sums may be contingent or unmatured.

Section 6. Defaults. An event of default (“Event of Default”) shall exist hereunder if any of the following shall occur:

(a) any representation or statement made by Grantor in this Agreement or any other document delivered to either Secured Party in connection with this Agreement or the Secured Obligations, or in any financial statement or other information provided to either Secured Party pursuant hereto or thereto proving to have been false or misleading when made;

(b) any default under any Secured Obligation by the Grantor or by any Affiliate that is a party to such Secured Obligation;

(c) failure of the Grantor to deliver any financial information regarding the Grantor or any of the Grantor’s properties or operations which is requested at any time by the Secured Party;

(d) any sale, lease, transfer or any other disposition by the Grantor of any material part of the Grantor’s assets, or the suspension, dissolution or liquidation of any material aspect of the business conducted by the Grantor;

(e) the occurrence of any event or circumstance which, under any agreement or evidence of indebtedness relating to any obligation of the Grantor for borrowed money other than the Secured Obligations, assuming that any required notice had been given or lapse of time had occurred, would give the holder thereof or any other person the right to declare such obligation due and payable;

(f) the failure of the Grantor, under any agreement relating to any obligation of the Grantor for borrowed money, which obligation is payable on demand, to pay such obligation upon such demand, in accordance with the terms of such agreement;

(g) the failure of the Grantor to pay all taxes, assessments and other governmental charges as the same became due and payable;

(h) the breach, default or invalidity of any term of this Agreement, any promissory note listed on Schedule A, any promissory note listed on Schedule A (as amended, restated, extended, supplemented or otherwise modified from time to time, including by any allonge), or any document or instrument entered into by the Grantor in connection therewith (collectively, the “Loan Documents”) or the assertion by the Grantor or any other person or entity obligated hereunder or under any Loan Document (including any Affiliate of the Grantor that is a party to any Loan Document) that any such term or any Loan Document is not binding on such person or entity;

(i) any of the Loan Documents for any reason ceases to be in full force and effect or is declared to be null and void, or the validity or enforceability thereof shall be contested in writing by the Gran tor or by any Affiliate that is a party to any Loan Document, or the Grantor or any such Affiliate denies that it has any further liability under any Loan Documents;

(I) either Secured Party shall not have or shall cease to have a valid and perfected first priority security interest in the Collateral (as defined in this Agreement) or any other collateral purported to be covered by this Agreement; or

(m) the Borrower shall admit in writing its inability to pay its debts as they come due, or shall file, or have filed against it, any proceeding pursuant to the United States Bankruptcy Code, 11 U.S.C. 101 et. seq., or any other law providing for debt relief by a party.

Section 7. Secured.Parties’ Rights and Remedies.

(a) As long as any Event of Default shall have occurred and is continuing, the Secured Parties may, at their option, whether or not any amount under the Secured Obligations is due, without notice or demand on the Grantor, take the following actions with respect to the Collateral:

(i) demand, collect, and receipt for any amounts relating thereto, as the Secured Parties may determine;

(ii) commence and prosecute any actions in any court for the purposes of collecting any such Collateral and enforcing any other rights in respect thereof;

(iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Secured Parties may deem appropriate;

(iv) endorse checks, notes, drafts, acceptances, money orders, or other instruments or documents evidencing payment, relating or giving rise to the Collateral on behalf of and in the name of the Grantor; and

(vi) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Collateral or services which has given rise thereto, as fully and completely as though the Secured Parties were the absolute owner thereof for all purposes.

(b) Except as otherwise provided herein, the Secured Parties shall have no duty as to the collection or protection of the Collateral or as to the preservation of any rights pertaining thereto, beyond the exercise of any reasonable care with respect to any Collateral in its possession. The Secured Parties may sell, lease or otherwise dispose of the Collateral at a public or private sale, with or without having the Collateral at the place of sale, and upon such terms and in such manner as the Secured Parties may determine, and the Secured Parties may purchase any Collateral at any such public sale and, to the extent permitted by law, any private sale. Unless the Collateral threatens to decline rapidly in value or is of the type customarily sold on a recognized market, the Secured Parties shall send to the Grantor prior written notice (which, if given not less than ten ( I 0) days of any sale, shall be deemed to be reasonable) of the time and place of any public sale of the Collateral or of the time after which any private sale or other disposition thereof is to be made. The Grantor agrees that, upon any such sale, the Collateral shall be held by the purchaser free from all claims or rights of any kind and nature, including any equity of redemption or similar rights, and all such equity of redemption and similar rights are, to the extent permitted by law, hereby expressly waived and released by the Grantor. In the event any consent, approval or authorization of any governmental agency is necessary to effectuate any such sale, the Grantor shall execute all applications or other instruments as may be required.

(c) The Secured Parties shall be entitled to retain and to apply the proceeds of any disposition of the Collateral, first, to its reasonable expenses of retaking, holding, protecting and maintaining, and preparing for disposition and disposing of, the Collateral, including reasonable attorneys’ fees and other legal expenses incurred by it in connection therewith; and second, to the payment of the Secured Obligations in accordance with the Agreement. Any surplus remaining after such application shall be paid to the Grantor or to whoever may be legally entitled thereto, provided that in no event shall the Grantor be credited with any part of the proceeds of the disposition of the Collateral until such proceeds shall has been received in cash by the Secured Parties. The Grantor shall remain liable for any deficiency.

(d) The Secured Parties shall have all other rights and remedies as provided in the Agreement.

Section 8. Waivers. The Grantor waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of any Agreements made, credit or other extensions granted, collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description, except for such demands and notices as are expressly required to be provided to the Grantor under this Agreement or any other document. The Grantor assents to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromise or adjustment of any thereof, all in such manner and at such time or times as the Secured Parties may deem advisable, pursuant to the exercise of its rights hereunder. The Secured Parties may exercise their rights with respect to the Collateral without resorting, or regard, to other collateral or sources of reimbursement. The Secured Party shall not be deemed to have waived any of its rights with respect to the Agreement or the Collateral unless such waiver is in writing and signed by the Secured Parties. No delay or omission on the part of the Secured Patties in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not bar or waive the exercise of any right on any future occasion. All rights and remedies of the Secured Party in the Secured Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, are cumulative and not exclusive of any remedies provided by law or any other agreement and may be exercised separately or concurrently.

Section 9. Expenses. In the event of any default by the Grantor, the Grantor shall be liable to the Secured Parties, and shall promptly reimburse it on demand, for all expenses incurred by the Secured Parties as a result of such default, including reasonable fees and disbursements of counsel and all expenses of collection.

Section 10. Notices. Any notice or demand or request shall be in writing and shall be deemed to have been received and shall be effective on the day on which delivered if (a) personally delivered, (b) transmitted by telex, telecopier or telegram, or (c) mailed by certified mail or sent by courier service providing evidence of delivery (in which case such notice shall be deemed to be delivered on the date shown on any receipt or other evidence of delivery or refusal), and notices transmitted as provided in clauses (b) or (c), in the case of(i) the Secured Parties, shall be addressed to the Wellen Sham at 19/F, No.654 Guangfu South Road, Da’an District, Taipei, Taiwan, Republic of China, with a copy to Carter Ledyard & Milburn LLP, 28 Liberty Street, New York, NY I0005, or at any other address designated by the Secured Parties for such purpose in a notice given to the Grantor in the manner herein provided, or (ii) the Grantor, shall be addressed to the Grantor at 221 W 9th St #848, Wilmington, Delaware 19801, or at any other address designated for such purpose by Grantor in a notice given to the Secured Parties in the manner hereinabove provided.

Section 11. Successors and Assigns. This Agreement shall be binding upon the Grantor, their successors and assigns, and shall inure to the benefit of and be enforceable by the Secured Patties and its successors and assigns.

Section 12. Modification, Governing Law and Consent to Jurisdiction. THIS AGREEMENT MAY NOT BE AMENDED OR MODIFIED EXCEPT BY A WRITING SIGNED BY THE GRANTOR AND THE SECURED PARTIES. THIS AGREEMENT AND THE TERMS, COVENANTS AND CONDITIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS CONTAINED THEREIN). GRANTOR HEREBY CONSENTS TO THE, JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS, PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE SECURED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE SECURED OBLIGATIONS, REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE SECURED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER.

Section 13. Section Headings. Section headings are for convenience of reference only and are not a part of this Agreement.

Section 14. JURY WAIVER. THE SECURED PARTIES (BY THEIR ACCEPTANCE HEREOF) AND THE GRANTOR WAIVE (A) TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS, OR THE RELATIONSHIP, BETWEEN OR AMONG ANY OF THEM, (B) RIGHTS TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED OR (C) ANY CLAIM FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO ANY OF THE OBLIGATIONS. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE SECURED PARTIESS AND THE GRANTOR, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE SECURED PARTIES NOR THE GRANTOR HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 15. Termination. This Agreement and shall terminate upon satisfaction in full of the Secured Obligations and the payment of all fees, costs and expenses due hereunder.

IN WITNESS WHEREOF, the Grantor and the Secured Parties have caused this Agreement to be duly executed as an instrument under seal as of the date first written above.

THUNDER POWER HOLDINGS, INC.

By	/s/ Christopher Nicoll
	Name:	Christopher Nicoll
	Title:	CEO

SECURED PARTIES:

By	/s/ Wellen Sham
	Name:	Wellen Sham

By	/s/ Ling Houng Sham
	Name:	Ling Houng Sham

SCHEDULE A

Secured Obligations

A.	Thunder Power Holdings, Ine. Promissory Notes to Wellen Sham:

1.	September 11, 2024 - Original Principal: $350,060; Interest Rate: 10% per annum; Stated Maturity: 365 days after the Issue Date (extendable at the Holder’s option).

2.	October 16, 2024 - Original Principal: $100,000; Interest Rate: 10% per annum; Stated Maturity: 365 days after the Issue Date (extendable at the Holder’s option).

3.	November 13, 2024 - Original Principal: $121,500; Interest Rate: 8%, per annum; Stated Maturity: 365 days after Issue Date (extendable at the Holder’s option).

4.	December 10, 2024 - Original Principal: $120,000; Interest Rate: 8% per annum; Stated Maturity: 365 days after Issue Date (extendable at the Holder’s option).

5.	January 13, 2025 - Original Principal: $100,000; Interest Rate: 8% per annum; Stated Maturity: 365 days after Issue Date (extendable at the Holder’s option).

6.	February 18, 2025 - Original Principal: $271,440; Interest Rate: 8% per annum; Stated Maturity: 365 days after Issue Date (extendable at the Holder’s option).

7.	March 13, 2025 - Original Principal: $120,030; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

8.	April 3, 2025- Original Principal: $134,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

9.	May 16, 2025 - Original Principal: $140,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

10.	May 30, 2025 - Original Principal: $16,020; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

11.	June 26, 2025 - Original Principal: $150,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

12.	July 25, 2025 - Original Principal: $87,773 (as amended Jan. 13, 2026); Interest Rate: 8% per annum; Maturity Date: 365 days after original Issue Date (extendable at the Holder’s option).

13.	August 26, 2025 - Original Principal: $120,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

14.	September 10, 2025 - Original Principal: $50,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

15.	November 6, 2025 - Original Principal: $120,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

16.	December 4, 2025 - Original Principal: $40,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

17.	February 10, 2026 - Original Principal: $150,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

18.	March 26, 2026 - Original Principal: $200,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

19.	April 28, 2026 - Original Principal: $47,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

20.	May 19, 2026-Original Principal: $125,000; Interest Rate: 8% per annum; Maturity Date: 365 days after Issue Date (extendable at the Holder’s option).

B.	Tlrnnder Power Holdings, Inc. Promissory Notes to Ling Houng Sham:

1.	March 28, 2025 - Original Principal: $100,000; Interest Rate: 8% per annum; Stated Maturity: 365 days after the Issue Date (extendable at the Holder’s option).

C.	SPAC Promissory Notes (now obligations of Thunder Power Holdings, Inc., f/k/a Feutune Light Acquisition Corp.):

1.	May 22, 2024- Payee: Ling Houng Sham; Original Principal: $100,000; Interest Rate: 8% per annum; Stated Maturity: upon the earlier of (i) a Business Combination or (ii) the date of expiry of the term of the Maker.

2.	June 21, 2024- Payee: Wellen Sham; Original Principal: $300,000; Interest Rate: 10% per annum; Stated Maturity: upon the earlier of (i) ninety (90) days after consummation of a Business Combination or (ii) the Maker’s liquidation.

D.	Affiliate Promissory Notes (now obligations of Thunder Power AI Subsidiary, Inc. (f/k/a Feutune Light Merger Sub, Inc. and successor by merger to Thunder Power Holdings Limited (BVI)):

1.	June 18, 2024 - Payee: Wellen Sham; Original Principal: $260,000; Interest Rate: 8% per annum; Stated Maturity: upon the earlier of (i) a consummation of a Business Combination or (ii) twelve (12) months after the date of this Promissory Note.

2.	June 18, 2024 - Payee: Mrs. Sham Ling Houng; Original Principal: $100,000; Interest Rate: 8% per annum; Stated Maturity: upon the earlier of (i) a consummation of a Business Combination or (ii) twelve (12) months after the date of this Promissory Note.